For Immediate Release

Pricester's Copia World Expands to Include Real Estate
Addition of Real Estate Listings on Global Scale Geared to Attract Property Owners, Purchasers and Renters on Six Continents

Hollywood, FL [March 19, 2008] - Pricester.com, Inc. (OTCBB:PRCC), an Internet marketing and technology company, will soon add Real Estate listings to Copia World, www.copiaworld.com, its international shopping portal. Along with thousands of featured retail stores from 24 countries, the real estate category includes offerings of private homes, apartments, luxury rentals and more for both individuals and corporate use from private listings, real estate agents and noteworthy giants such as Sotheby's, Caldwell Banker and Century 21.

Copia World is a simple to use, one-stop online directory, convenient for international shopping and travel planning. A wide range of products and retailers are accessible from countries including India, Greece, France, Argentina, Australia, Nigeria, Egypt, Canada and many others.

"Simplicity of use is key", commented Pricester President and CEO, Edward Dillon. "A broad representation of countries and product categories in an easy to navigate format is what we've achieved. The Real Estate category will be an important part of the overall appeal to internationally-minded visitors-particularly those planning to travel, vacation or relocate", Dillon continued.

Pricester's Chairman of the Board, Raymond Purdon added, "Real Estate was a natural fit and should attract real estate agencies internationally seeking well-targeted exposure".

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Forward Looking Statements
Except for historical matters herein, the matters discussed in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; relationship reliance; technological changes; website demand; competitive ecommerce systems, vendors pricing changes and timing, and supplies of new software.

In light of the risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
          Investor Relations
          Pricester.com
          Ed Dillon, President & CEO
          (954) 272-1200
          edillon@pricester.com